Exhibit 99.14

Note to the reader: November 2017 update of the Québec Economic Plan

The initiatives announced in the November 2017 update totalling $1.3 billion in 2017-2018, including an additional reduction in the tax burden on individuals, are partly contained in this report. They will continue to be reflected in the results in the coming months, as they are implemented. Taking into account these initiatives and the anticipated achievement of spending targets, a balanced budget is expected in 2017-2018.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	November			April to November			November 2017 update(1)
	2016	(2)	2017	2016-2017(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 007		4 360	37 608	38 463	2.3	59 692		0.2
Federal transfers	1 549		1 696	12 397	13 482	8.8	20 261		9.0
Total revenue	6 556		6 056	50 005	51 945	3.9	79 953		2.3
Expenditure
Program spending	–5 214		–5 702	–44 094	–45 915	4.1	–72 591		4.6
Debt service	–622		–570	–5 032	–4 716	–6.3	–7 487		–0.7
Total expenditure	–5 836		–6 272	–49 126	–50 631	3.1	–80 078		4.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	19		207	1 080	1 161	—	2		—
Health and social services and education networks(5)	–3		–2	–12	–18	—	–27		—
Generations Fund	152		196	1 287	1 394	—	2 450		—
Total consolidated entities	168		401	2 355	2 537	—	2 425		—
SURPLUS (DEFICIT)	888		185	3 234	3 851	—	2 300	(6)	—
Contingency reserve	—		—	—	—	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–152		–196	–1 287	–1 394	—	–2 450		—
Use of the stabilization reserve	—		—	—	—	—	250		—
BUDGETARY BALANCE(7)	736		–11	1 947	2 457	—	—		—

CHANGE IN THE BUDGETARY SITUATION IN 2017-2018

The cumulative results at November 30, 2017 showed a $2.5-billion budgetary surplus for 2017-2018.

Following the November 2017 update, a balanced budget is expected in 2017-2018.

The projected gradual elimination of the surplus is due to the following:

  the future impact of the new initiatives announced as part of the November 2017 update of the Québec Economic Plan, namely:

    a $1.1-billion reduction in the tax burden on individuals, for which $385 million has yet to be recorded by March 31, 2018,

    $41 million to reduce poverty,

    $129 million for educational success and health,

    $86 million to support regional economies;

  the anticipated $1.8-billion impact stemming from, in particular, the acceleration in spending by departments and bodies by March 31, 2018, including:

    an increase from 4.1% to 4.6% in program spending growth by the end of the year,

    an increase in debt service due to the rise in interest rates since June,

    the carrying out of planned spending by government bodies.

ADJUSTMENTS TO THE FINANCIAL FRAMEWORK FOR 2017-2018
(millions of dollars)
2017-2018
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT NOVEMBER 30, 2017	2 457
November 2017 update: new initiatives
– Easing of the tax burden on individuals	–385
– Reduction of poverty	–41
– Investments in educational success and health	–129
– Support for regional economies	–86
Subtotal	–641
Anticipated adjustments by March 31, 2018, including achievement of spending targets	–1 816
BUDGETARY BALANCE(7) – NOVEMBER 2017 UPDATE	—

GENERAL FUND REVENUE

For November 2017, General Fund revenue reached $6.1 billion, a decrease of $500 million, or 7.6%, compared to November 2016.

  Own-source revenue reached $4.4 billion, a decrease of $647 million, or 12.9%, compared to November 2016.

    Personal income tax decreased by $854 million, due primarily to the reduction in the tax burden announced in the November update of the Québec Economic Plan.

  Federal transfers amounted to $1.7 billion, up $147 million compared to November 2016.

Since the beginning of the fiscal year, General Fund revenue totalled $51.9 billion, an increase of $1.9 billion, or 3.9%, compared to November 30, 2016.

  Own-source revenue stood at $38.5 billion, up $855 million, or 2.3%, from last year.

    This increase is due primarily to growth in consumption taxes ($908 million) and corporate taxes ($554 million), partly offset by a decrease in revenue from personal income tax ($467 million).

  Federal transfers amounted to $13.5 billion, up $1.1 billion compared to November 30, 2016.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
			November		April to November
Revenue by source	2016	(2)	2017	Change (%)	2016-2017(2)	2017-2018	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 032		1 178	–42.0	14 361	13 894	–3.3
Contributions for health services	617		572	–7.3	4 757	4 824	1.4
Corporate taxes	468		490	4.7	2 710	3 264	20.4
Consumption taxes	1 384		1 592	15.0	12 331	13 239	7.4
Other sources	136		121	–11.0	1 123	1 097	–2.3
Total own-source revenue excluding government enterprises	4 637		3 953	–14.8	35 282	36 318	2.9
Revenue from government enterprises	370		407	10.0	2 326	2 145	–7.8
Total own-source revenue	5 007		4 360	–12.9	37 608	38 463	2.3
Federal transfers
Equalization	836		923	10.4	6 687	7 387	10.5
Health transfers	494		521	5.5	3 961	4 139	4.5
Transfers for post-secondary education and other social programs	136		142	4.4	1 087	1 138	4.7
Other programs	83		110	32.5	662	818	23.6
Total federal transfers	1 549		1 696	9.5	12 397	13 482	8.8
TOTAL	6 556		6 056	–7.6	50 005	51 945	3.9

GENERAL FUND EXPENDITURE

For November 2017, General Fund expenditure totalled $6.3 billion, up $436 million, or 7.5%, compared to the same period the previous fiscal year.

  Program spending rose by $488 million, or 9.4%, to $5.7 billion.

    The most significant changes were in the Health and Social services mission ($314 million), the Education and Culture mission ($79 million) and the Administration and Justice mission ($76 million).

  Debt service amounted to $570 million, a decrease of $52 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $50.6 billion, up $1.5 billion compared to the same period the previous fiscal year.

  Program spending rose by $1.8 billion, or 4.1%, to $45.9 billion.

    The most significant changes were in the Health and Social Services mission ($890 million), the Administration and Justice mission ($470 million) and the Education and Culture mission ($368 million).

  Debt service amounted to $4.7 billion, a decrease of $316 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	November				April to November
Expenditure by mission	2016	(2)	2017	Change (%)	2016-2017(2)	2017-2018	Change (%)
Program spending
Health and Social Services	2 572		2 886	12.2	22 879	23 769	3.9
Education and Culture	1 504		1 583	5.3	11 116	11 484	3.3
Economy and Environment	343		336	–2.0	3 418	3 475	1.7
Support for Individuals and Families	502		528	5.2	4 115	4 151	0.9
Administration and Justice	293		369	25.9	2 566	3 036	18.3
Total program spending	5 214		5 702	9.4	44 094	45 915	4.1
Debt service	622		570	–8.4	5 032	4 716	–6.3
TOTAL	5 836		6 272	7.5	49 126	50 631	3.1

CONSOLIDATED ENTITIES

For November 2017, the results of consolidated entities showed a surplus of $401 million. These results mainly include:

  a surplus of $238 million for special funds;

  dedicated revenues of $196 million for the Generations Fund;

  a deficit of $31 million for non-budget-funded bodies.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $2.5 billion. These results mainly include:

  a surplus of $800 million for special funds;

  dedicated revenues of $1.4 billion for the Generations Fund;

  a surplus of $361 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
				November 2017
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	1 209	196	44	347	2 013	—		3 809	–2 200		1 609
Expenditure
Expenditure	–781	—	–44	–347	–1 997	–2		–3 171	2 117		–1 054
Debt service	–190	—	—	—	–47	—		–237	83		–154
Subtotal	–971	—	–44	–347	–2 044	–2		–3 408	2 200		–1 208
SURPLUS (DEFICIT)	238	196	—	—	–31	–2		401	—		401
				April to November 2017
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	8 760	1 394	554	3 883	15 988	—		30 579	–17 719		12 860
Expenditure
Expenditure	–6 447	—	–554	–3 883	–15 230	–18		–26 132	17 060		–9 072
Debt service	–1 513	—	—	—	–397	—		–1 910	659		–1 251
Subtotal	–7 960	—	–554	–3 883	–15 627	–18		–28 042	17 719		–10 323
SURPLUS (DEFICIT)	800	1 394	—	—	361	–18		2 537	—		2 537

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For November 2017, the consolidated net financial surplus stood at $544 million, an increase of $349 million over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus stood at $3.5 billion, an increase of $3.0 billion over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
			November		April to November
	2016	(2)	2017	Change	2016-2017	(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	5 007		4 360	–647	37 608		38 463	855
Federal transfers	1 549		1 696	147	12 397		13 482	1 085
Total revenue	6 556		6 056	–500	50 005		51 945	1 940
Expenditure
Program spending	–5 214		–5 702	–488	–44 094		–45 915	–1 821
Debt service	–622		–570	52	–5 032		–4 716	316
Total expenditure	–5 836		–6 272	–436	–49 126		–50 631	–1 505
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	19		207	188	1 080		1 161	81
Health and social services and education networks(5)	–3		–2	1	–12		–18	–6
Generations Fund	152		196	44	1 287		1 394	107
Total consolidated entities	168		401	233	2 355		2 537	182
SURPLUS (DEFICIT)	888		185	–703	3 234		3 851	617
Consolidated non-budgetary surplus (requirements)	–693		359	1 052	–2 750		–358	2 392
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	195		544	349	484		3 493	3 009

Appendix

BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	March 2017
	Québec		November 2017
	Economic Plan	Adjustments	update	(1)	Change (%)	(9)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687	–1 401	22 286		–1.8
Contributions for health services	7 261	24	7 285		1.0
Corporate taxes	5 311	415	5 726		8.6
Consumption taxes	18 275	322	18 597		3.6
Other sources	1 665	11	1 676		–1.9
Total own-source revenue excluding government enterprises	56 199	–629	55 570		1.3
Revenue from government enterprises	4 050	72	4 122		–12.9
Total own-source revenue	60 249	–557	59 692		0.2
Federal transfers	20 053	208	20 261		9.0
TOTAL GENERAL FUND REVENUE	80 302	–349	79 953		2.3
Program spending
Health and Social Services	–36 764	–105	–36 869		4.2
Education and Culture	–18 877	–19	–18 896		5.4
Economy and Environment	–5 418	–86	–5 504		–0.1
Support for Individuals and Families	–6 274	–46	–6 320		–0.2
Administration and Justice	–5 258	256	–5 002		18.5
Total program spending	–72 591	—	–72 591		4.6
Debt service	–7 776	289	–7 487		–0.7
TOTAL GENERAL FUND EXPENDITURE	–80 367	289	–80 078		4.1
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165	–163	2		—
Health and social services and education networks(5)	—	–27	–27		—
Generations Fund	2 488	–38	2 450		—
TOTAL CONSOLIDATED ENTITIES	2 653	–228	2 425		—
SURPLUS (DEFICIT)	2 588	–288	2 300	(6)	—
Contingency reserve	–100	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488	38	–2 450		—
Use of the stabilization reserve	—	250	250		—
BUDGETARY BALANCE(7)	—	—	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.44 of The Québec Economic Plan – November 2017 Update.

(2)

The 2016-2017 data in the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(8)	Consolidation adjustments include the elimination of General Fund program spending.
(9)	This is the annual change compared to actual results in 2016-2017.

The next monthly report, which will present the results at December 31, 2017, will be published on March 9, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.